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NATIONAL STEEL CORPORATION                                            EXHIBIT 12
Statement re Computation of Ratios

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RATIO OF EARNINGS TO FIXED CHARGES                                            YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------------------------------
                                                           1994          1995           1996          1997           1998
                                                        -------       -------         ------       -------        -------
                                                                            (DOLLARS IN MILLIONS)
Income before income taxes, extraordinary items
  and cumulative effect of accounting change            $ 168.7        $ 90.0         $ 32.0       $ 235.1         $ 88.1
Add amortization of capitalized interest                    5.6           5.6            5.5           4.5            3.6
Deduct interest capitalized during the year                (3.7)         (6.3)          (4.0)         (5.3)          (3.8)
                                                        -------       -------         ------       -------        -------
                                                          170.6          89.3           33.5         234.3           87.9

Fixed charges:
  Interest and other financial expense                     61.2          51.0           43.4          33.8           26.7
  Interest capitalized during the year                      3.7           6.3            4.0           5.3            3.8
  Interest portion of rent expense                         21.4          20.1           18.1          16.1           13.5
                                                        -------       -------         ------       -------        -------
  Total fixed charges                                      86.3          77.4           65.5          55.2           44.0
                                                        -------       -------         ------       -------        -------

Earnings before income taxes and fixed charges          $ 256.9       $ 166.7         $ 99.0       $ 289.5        $ 131.9
                                                        =======       =======         ======       =======        =======

Ratio of earnings to fixed charges                          3.0           2.2            1.5           5.2            3.0
                                                        =======       =======         ======       =======        =======
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